Exhibit 10.2

COCA-COLA ENTERPRISES, INC.

Form of Stock Option Agreement

for

Senior Officers in the United Kingdom

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises, Inc.:

Grant Date:

Option Exercise Price:

Conditions to Vesting (“Service Date”):

The terms and conditions applicable to the grant of stock options by Coca-Cola Enterprises, Inc. (the “Company”) to senior officers in the United Kingdom are described below in this Stock Option Grant Agreement (the “Agreement”).

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this Agreement. All capitalized terms in the Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

1.	Grant of Options. A stock option is the right to purchase a share of the Company’s stock (“Stock”) at a specified price. The exercise price of the stock options (“Options”) granted to you on [the Grant Date] is [Insert Option Exercise Price], the closing trading price of the Stock on that date.

2.	Vesting. These Options vest (become exercisable) at the earliest of:

a.	As long as you are continuously employed by the Company or a Subsidiary, according to the schedule of Service Dates:

b.	One-hundred percent (100%) in the event of your termination of employment with the Company or a Subsidiary by reason of your death, Disability, or Retirement, to the extent permitted under local law.

c.	According to the schedule in subparagraph (a), above, but determined as if you had remained employed for an additional 24 months after your termination date, in the event of your Severance Termination.

d.	One-hundred percent (100%) in the event of your Severance Termination within 24 months of a Change in Control of the Company.

3.	Duration of Options. Unless an earlier expiration date applies as a result of your termination of employment, the Options granted to you expire on the tenth anniversary of the Grant Date.

4.	Exercise of Options After Termination. Except as provided in Section 2, your unvested Options will be forfeited upon your termination of employment. Any Options that become vested due to your termination for a reason described in Section 2 or that are vested at the time of your termination of employment may be exercised only up to the earliest of the tenth anniversary of the Grant Date, or

a.	48 months in the event of your Retirement.

b.	36 months in the event of your termination of employment with the Company or a Subsidiary because of death or Disability.

c.	24 months in event of your Severance Termination.

d.	The remaining term of the Option after your Severance Termination within 24 months of a Change in Control of the Company.

e.	6 months after your termination of employment for any other reason.

5.	Definitions. For purposes of this grant, the following definitions apply:

a.	“Disability” means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

b.	“Retirement” means your termination of employment at or after you are age 55 and have provided a minimum of five years of service, provided you are not terminated for Cause (as defined in subsection 5(c) of this Agreement).

c.	“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company. “Cause” shall be as defined in your employment agreement and means (i) action on your part which materially damages or risks materially damaging your or the Company’s reputation; or (ii) your commission of serious misconduct or any serious breach or repeated or continued breach (after your receipt of a warning in writing and your refusal or failure to remedy such breach within a reasonable time) of your obligations under your employment agreement; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

6.	Exercise of Options. You may exercise your vested Options by following the procedures established from time to time by the Company.

7.	Nontransferability of Options. Notwithstanding the terms of the Plan to the contrary, Options granted herein may not be transferred except to your heirs upon your death.

8.	Nature of Grant. In accepting the grant, you are acknowledging that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.	the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past;

c.	all decisions with respect to this Option and future stock option grants, if any, will be at the sole discretion of the Company and the Options are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	your participation in the Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without Cause;

f.	the Options and the shares of Stock subject to the Options are not intended to replace any pension rights or compensation;

g.	the Options and the shares of Stock subject to the Options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, a Subsidiary or to your employer;

h.	the Options and the shares of Stock subject to the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your employer;

i.	neither the Option grant nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment with the Company, your employer or any Subsidiary;

j.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

k.	if the underlying shares of Stock do not increase in value, the Options will have no value;

l.	if you exercise your Options and obtain shares of Stock, the value of those shares of Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

m.	no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then you shall be deemed irrevocably to have agreed not to pursue such claim and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

n.	in the event of termination of your employment (whether or not in breach of local labor laws), the date of termination of your rights (if any) with respect to the Options as set forth in this Agreement will be measured from the date that you are no longer actively employed and, unless otherwise provided by the Company, will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board/Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Options.

9.	Responsibility for Taxes. You acknowledge that, regardless of any action the Company or your employer takes with respect to any or all income tax, Primary or Secondary Class 1 National Insurance Contributions or other social contributions, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant, vesting or exercise of the Options, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, you will pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all Tax-Related Items obligations of the Company and/or your employer. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer. Alternatively, or in addition, the Company or your employer may (i) withhold from proceeds of the sale of shares of Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), and/or (ii) withhold in shares of Stock to be issued upon exercise of the Options. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon exercise of the Options, you are deemed to have been issued the full number of shares subject to the Options, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. Finally, you will pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares of Stock or the proceeds of the sale of shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

10.

United Kingdom Tax Acknowledgment. To the extent that you are subject to taxation in the U.K. with respect to the Options, you acknowledge that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the exercise of the Options, or the release or assignment of the Options for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax and national insurance contributions on this additional benefit directly to HM Revenue and Customs under the self-assessment regime.

11.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Agreement, by and among, as applicable, your employer, the Company, its Subsidiaries and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Stock granted, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, (including outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon exercise of the Option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12.	Governing Law. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

13.	Deemed Acceptance of Grant. There is no need to acknowledge your acceptance of this grant of Options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

14.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

16.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

18.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions, as well as the terms of this grant. To the extent any provision of this grant is inconsistent with or in conflict with the any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES, INC. STOCK PLAN ADMINISTRATOR P.O. BOX 723040 USA, ATLANTA, GA 31139-0040 678-260-3000

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